PROSPECTUS SUPPLEMENT
   (To Prospectus Dated July 1, 1996)

                                  37,398 Shares

                                  Common Stock

             This Prospectus Supplement pertains to the offer and sale of up to 37,398 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") by or for the account of D&K Refuse and Recycling, Inc. ("Selling Shareholder").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholder and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder.

             See "Risk Factors" commencing on page 4 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.
                            ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                            ________________________

             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                                         Information with Respect to
                                            Selling Shareholder


                                          Number of Shares                                        Number of Shares
                                          of Common Stock Owned      Number of                    of Common Stock to be Owned
    Name                                  Prior to Offering          Shares Offered               After Offering

    D&K Refuse and Recycling, Inc.<F1>           37,398 <F1>               37,398                           0
   ___________________________________

            <F1>  The Selling Shareholder acquired 37,398 shares of Common
   Stock from the Company as part of the consideration paid pursuant to the Company's acquisition of the assets and business of the Selling Shareholder's solid waste collection and recycling operations, which service the area in and around Buffalo, Minnesota. The acquisition was completed on December 16, 1996.


          The date of this Prospectus Supplement is December 30, 1996.